Exhibit 2

Avricore Health Announces $1.25 Million Financing

VANCOUVER, BRITISH COLUMBIA – (May 20, 2026) –AVRICORE HEALTH INC. (TSXV: AVCR) (the “Company” or “Avricore”) announces a non-brokered private placement of up to 25,000,000 units (“Units”) at a price of $0.05 per unit for gross proceeds of $1,250,000. (the “Private Placement”). The proceeds will be used to expand the Company’s HealthTabTM network and for general working capital purposes.

Each Unit consists of one common share and one half transferrable share purchase warrant. Each warrant will entitle the holder thereof to purchase one additional common share for a period of 24 months from the closing date of the offering at a price of $0.10 per common share. The Company may pay finders fees of up to 7% cash and 7% brokers warrants on a portion of the placement. Each broker warrant will entitle the holder thereof to purchase one additional common share for a period of 24 months from the closing date of the offering at a price of $0.05 per common share

The Offering is available to accredited investors as well as all shareholders of record of the Company as at May 19, 2026 (the “Record Date”) resident in Canada who are eligible to participate under the exemption from prospectus requirements set out in applicable instruments of Canadian Securities Administrators (the “Existing Shareholder Exemption”) and who continue to be shareholders of the Company immediately prior to the closing of the Offering.

Closing of the Private Placement is subject to acceptance by the TSX Venture Exchange. All securities issued in connection with the Private Placement will be subject to a four-month hold period from the closing date under applicable Canadian securities laws.

Certain directors and officers are expected to participate in the Private Placement. Such participation is considered a related party transaction within the meaning of Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions (“MI 61-101”). The related party transaction will be exempt from minority approval, information circular and formal valuation requirements pursuant to the exemptions contained in Sections 5.5(a) and 5.7(1)(a) of MI 61-101, as neither the fair market value of the gross securities to be issued under the Private Placement nor the consideration to be paid by the insiders will exceed 25% of the Company’s market capitalization. A material change report will be filed less than 21 days before the closing date of the transactions contemplated by this news release. The Company believes this shorter period is reasonable and necessary in the circumstances.

The Private Placement securities have not been and will not be registered under the U.S. Securities Act of 1933, as amended (the “1933 Act”), or under any state securities laws, and may not be offered or sold, directly or indirectly, or delivered within the United States or to, or for the account or benefit of, U.S. persons (as defined in Regulation S under the 1933 Act) absent registration or an applicable exemption from the registration requirements. This news release does not constitute an offer to sell or a solicitation to buy such securities in the United States.

HealthTab at the Core of Scalable, Integrated POCT

HealthTab is a complete, turnkey solution for community-based POCT networks, combining best-in-class instruments, cloud software, standardized workflows, and comprehensive training and support. At its center is a secure, cloud-based platform that seamlessly connects point-of-care analyzers, patient results, and QC data into a unified digital infrastructure for distributed testing environments.

This fully integrated approach ensures quality-assured testing, consistent data capture across all locations, and real-time analytics for public-health reporting and performance monitoring, while significantly reducing implementation complexity for participating sites.

Commitment to Quality and Accuracy

HealthTab is designed to meet the highest standards of analytical performance and reliability. Through its partnership with CEQAL Inc., a world-leading reference method laboratory and member of the CDC Cholesterol Reference Method Laboratory Network (CRMLN), HealthTab operates a comprehensive quality management program that mirrors the rigour of accredited clinical laboratories.

The program includes centralized lot monitoring of reagents, internal quality-control procedures, regular external quality-assessment (EQA) events, and expert oversight services to support the accuracy, consistency, and traceability of results to internationally recognized reference standards across participating sites.

About Avricore Health Inc.

Avricore Health Inc. (TSXV: AVCR) is a pharmacy service innovator focused on acquiring and developing early-stage technologies aimed at advancing pharmacy practice and patient care. Through its flagship offering HealthTab™, a wholly owned subsidiary, the Company’s mission is to make actionable health information more accessible to everyone by creating the world’s largest network of rapid testing devices in community pharmacies.

Contact:

Avricore Health Inc.

info@avricorehealth.com

avricore.com

Cautionary Note Regarding Forward-Looking Statements

This news release contains “forward-looking information” within the meaning of applicable Canadian securities legislation, including statements regarding: the expected timing and scope of the Company’s UK site expansion; anticipated new test launches and revenue model developments; and the Company’s profitability and growth targets. Forward-looking information can generally be identified by words such as “will,” “may,” “expects,” “plans,” “anticipates,” “believes,” “intends,” “estimates,” “projects,” “potential,” “scheduled,” “targets,” and similar expressions.

Forward-looking information is based on the Company’s current expectations, estimates, and assumptions, including that general business and economic conditions will not change materially, that the Company will be able to execute its business strategy and growth plans, that required regulatory and third-party approvals will be obtained, and that key personnel will be retained. These statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors that may cause actual results to differ materially, including: failure to meet regulatory requirements; changes in market conditions; potential downturns in economic conditions; dependence on key partnerships; competition; and other factors described in the Company’s public filings available at www.sedarplus.ca.

Forward-looking information is provided as of the date of this news release and the Company does not undertake to update such information except in accordance with applicable securities laws.

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this news release.